Exhibit 10.1

FIVE STAR SENIOR LIVING INC.
NONQUALIFIED DEFERRED COMPENSATION PLAN

FIVE STAR SENIOR LIVING INC.
NONQUALIFIED DEFERRED COMPENSATION PLAN

i

ARTICLE V	Participant Accounts and Investment of Deferred Amounts	8

(a)	In General	8
(b)	Subject to Claims	9
(c)	Crediting of Earnings	9
(d)	Valuation; Annual Statement	9
(e)	Establishment of Trust	9

ARTICLE VI	Vesting	10

ARTICLE VII	Distributions	10

(a)	Plan Benefits	10
(b)	Payment on Separation from Service (other than Death)	10
(c)	Payment on account of Death	11
(d)	In-Service Distribution (other than Unforeseeable Emergency)	11
(e)	In-Service Distribution for Unforeseeable Emergency	11
(f)	Form of Benefit Payment	12
(g)	Payment on Change in Control	12
(h)	Small Balance Cash-outs	12
(i)	Redeferral Election	13
(j)	Status of Participant or Beneficiary	13
(k)	Release and Setoff	13
(l)	Delay in Payment	14
(m)	Delayed Payment to Specified Employees	14
(n)	Accounting Procedures	14

ARTICLE VIII	Amendment	14

(a)	In General	14
(b)	Effect of Amendment	14
(c)	Plan Termination	14
(d)	Plan Termination due to a Change in Control	15

ARTICLE IX	Miscellaneous	15

(a)	Payments to Minors and Incompetents	15
(b)	Plan Not a Contract of Employment	15
(c)	No Interest in Assets	16
(d)	Recordkeeping	16
(e)	Non-Alienation of Benefits	16
(f)	State Law	16
(g)	Tax Withholding	16
(h)	Compliance with Code § 409A	17
(i)	No Acceleration	17
(j)	Liability Limited	17
(k)	Number and Gender	17
(l)	Headings	18
(m)	Protective Provisions	18

ii

FIVE STAR SENIOR LIVING INC.
NONQUALIFIED DEFERRED COMPENSATION PLAN

PURPOSE

Five Star Senior Living Inc. (the “Company”) hereby establishes as of the Effective Date the Five Star Senior Living Inc. Nonqualified Deferred Compensation Plan (the “Plan”) to retain and reward a select group of management or highly compensated employees of the Company and its Participating Affiliates.  The Plan is an unfunded plan established and maintained for the primary purpose of providing certain key employees who contribute or who are expected to contribute substantially to the success of the Company and its Affiliates with the opportunity to defer the receipt of compensation.  The Plan is intended to comply in all respects with Code § 409A and those provisions of ERISA applicable to an unfunded plan maintained primarily to provide deferred compensation benefits for a select group of “management or highly compensated employees.”

ARTICLE I
Definitions

Wherever the following terms are used in this Plan, they shall have the meaning specified below.

(a)                                 “Account” or “Accounts” shall mean a Participant’s Deferred Compensation Account and his or her Matching Contribution Account, as applicable (collectively, the “Account”).  The Account consists of one or more bookkeeping accounts that represent a Participant’s hypothetical interest with respect to the amounts credited on his or her behalf in accordance with Article V, adjusted for earnings gain or loss in accordance with Article V.  The Plan Administrator may maintain additional subaccounts as necessary to ensure that each time and form of payment election (if not the same for the entire Account) is properly administered.

(b)                                 “Affiliate” shall mean a member of the Company’s controlled group within the meaning of Code § 414(b) and (c), as modified by Treas. Reg. § 1.409A-1.

(c)                                  “Beneficiary” shall mean the person or entity determined to be a Participant’s beneficiary pursuant to Article VII.

(d)                                 “Board” shall mean the Board of Directors of the Company.

(e)                                  “Change in Control” shall be deemed to have occurred with respect to the Company if any of the events set forth in any one of the following paragraphs shall have occurred:

(1)                                 Any Person or Persons acting as a group, within a 12-month period, is or becomes the Beneficial Owner, directly or indirectly, of stock of the

Company representing more than 50 percent of either the then outstanding stock of the Company or the combined voting power of the Company’s then outstanding stock, excluding any Person or Persons acting as a group who becomes such a Beneficial Owner in connection with a transaction described in (3)(B) below;

(2)                                 The following individuals cease, within a 12-month period, for any reason to constitute a majority of the number of directors then serving:  individuals who, immediately following the most recent annual meeting of the Company’s shareholders, constitute the Board and any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of directors) whose appointment or election by the Board or nomination for election by the Company’s shareholders was approved or recommended by a vote of at least two-thirds (2/3rd) of the directors then in office who either were directors immediately following the most recent annual meeting of the Company’s shareholders or whose appointment, election or nomination for election was previously so approved or recommended;

(3)                                 There is consummated a merger or consolidation of the Company with any other entity that is not a Related Party, other than (A) a merger or consolidation which would result in the stock of the Company outstanding immediately prior to such merger or consolidation continuing to represent (either by remaining outstanding or by being converted into stock of the surviving entity or any parent thereof) at least 50 percent of the stock or combined voting power of stock of the Company outstanding immediately after such merger or consolidation or (B) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no Person is or becomes the Beneficial Owner, directly or indirectly, of stock of the Company (not including stock beneficially owned by such Person any stock acquired directly from the Company or its Affiliates) representing 50 percent or more of the combined voting power of the Company’s then outstanding stock; or

(4)                                 There is the sale or disposition by the Company of all or substantially all of the Company’s assets within a 12-month period, other than a sale or disposition by the Company of all or substantially all of the Company’s assets to a Related Party.

For purposes of this Change in Control definition:  the term “Beneficial Owner” shall have the meaning set forth in Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”); the word “Person” shall have the meaning given in Section 3(a)(9) of the Exchange Act, as modified and used in Sections 13(d) and 14(d) thereof, except that such term shall not include (i) the Company or any of its subsidiaries, (ii) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any of its Affiliates, (iii) an underwriter temporarily holding securities pursuant to an offering of such securities and (iv) a corporation owned, directly or indirectly, by the shareholders of the Company in substantially the same proportions as their ownership of shares of the Company; and the term “Related Party” shall mean with respect to the Company and as determined immediately following the relevant transaction, (I) a shareholder of the Company that receives assets in exchange for stock of the Company, (II) an entity 50 percent or more of the combined value or voting power of which is owned by the Company, (III) a Person or Persons acting as a group that own(s), directly or indirectly, 50 percent or more of the combined value or voting power of the stock of the Company; or (IV) an entity at least 50 percent of the combined value or voting power of stock of which is owned by Person or Persons described in the preceding clause III.

In no event will there be a Change in Control for purposes of this Plan unless the transaction constitutes a change in the ownership of a corporation, a change in the effective control of a corporation or a change in the ownership of a substantial portion of a corporation’s assets, each within the meaning of Code § 409A and Treas. Reg. § 1.409A-3(i)(5)(v), (vi) and (vii) respectively.

(f)                                   “Claimant” shall have the meaning set forth in Article II(c).

(g)                                  “Code” shall mean the Internal Revenue Code of 1986, as it may be amended from time to time, or any successor statute.  Reference to a specific section of the Code shall include a reference to any successor provision.

(h)                                 “Company” shall have the meaning set forth in the Preamble.

(i)                                     “Effective Date” shall mean July 1, 2018, or such later date as the Plan Administrator shall establish.

(j)                                    “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, or any successor statute.  Reference to a specific section of ERISA shall include a reference to any successor provision.

(k)                                 “Matching Contribution” shall be a contribution by the Company and/or a Participating Affiliate pursuant to Article IV(b).

(l)                                     “Participating Affiliate” shall mean each Affiliate of the Company that, with the consent of the Compensation Committee of the Board has elected to participate in the Plan.  As of the Effective Date, FSQ, Inc., FVE Managers, Inc. and FVE IL Managers, Inc. are Participating Affiliates.

(m)                             “Participant” shall mean any employee of the Company or a Participating Affiliate who is covered by this Plan as provided in Article III.

(n)                                 “Plan” shall mean the Five Star Senior Living Inc. Nonqualified Deferred Compensation Plan, as hereby created and as it may be amended and in effect from time to time.

(o)                                 “Plan Administrator” shall mean the 401(k) Investment Committee.

(p)                                 “Plan Year” shall mean the 12-month period ending on each December 31; provided, however, that the first Plan Year, which shall end on December 31, may be a period of less than 12-months.

(q)                                 “Separation from Service” shall mean a termination of employment (as provided in Treas. Reg. § 1.409A-1(h) and interpreted consistently therewith) as a result of which the Participant voluntarily or involuntarily terminates employment with the Company and all of its Affiliates, for any reason other than death.  A Separation from Service occurs if the facts and circumstances indicate that the Plan Administrator and the Participant reasonably anticipate that no further services will be performed after a certain date or that the level of bona fide services the Participant will perform after such date (whether as an employee or an independent contractor) will decrease to no more than 20 percent of the average level of bona fide services performed (whether as an employee or an independent contractor) over the immediately preceding 36-month period (or the full period of services if the Participant has been providing services for less than 36 months).

Notwithstanding the foregoing, the employment relationship is treated as continuing while the Participant is on military leave, sick leave or other bona fide leave of absence if the period of leave does not exceed six months, or if longer, so long as the Participant retains the right to reemployment with the Company or an Affiliate under an applicable statute or contract.  When a leave of absence is due to any medically determinable physical or mental impairment that can be expected to result in death or to last for a period of at least six months and such impairment causes the Participant to be unable to perform the duties of his or her position or any substantially similar position, a 29-month period of absence may be substituted for the six month period.

(r)                                    “Specified Employee” shall mean any Participant treated as a Specified Employee within the meaning of Treas. Reg. § 1.409A-1(i) as of the date of his or her Separation from Service.  A Participant is treated as a Specified Employee during the period April 1 through the following March 31 if he or she was a key employee meeting the requirements of Code § 416(i)(1)(A)(i), (ii) or (iii) (applied in accordance with the regulations thereunder and disregarding Code § 416(i)(5))) of the Company or its Affiliates, any stock of which is publicly traded on an established securities market or otherwise, at any time during the 12-month period ending as of the December 31 immediately preceding the beginning of the April 1 through March 31 period.  Whether any stock of the Company or its Affiliates is publicly traded on an established securities market or otherwise must be determined as of the date of the Participant’s Separation from Service.

(s)                                   “Unforeseeable Emergency” shall have the meaning set forth in Treas. Reg. § 1.409A-3(i)(3), which, as of the Effective Date, is a severe financial hardship resulting from an illness or accident of the Participant, the Participant’s spouse or Beneficiary or a dependent (as defined in Code § 152 without regard to Code § 152(b)(1), (b)(2) or (d)(1)(B)) of the Participant, loss of the Participant’s property due to casualty or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant.

ARTICLE II
Administration

(a)                                 Plan Administrator.  The Plan Administrator shall have complete control and discretion to manage the operation and administration of the Plan.  Not in limitation, but in amplification of the foregoing, the Plan Administrator shall have the following powers:

(1)                                 To determine all questions relating to the eligibility of employees to participate or continue to participate;

(2)                                 To maintain all books and records necessary for the administration of the Plan;

(3)                                 To interpret the provisions of the Plan and to make and to publish such interpretive or procedural rules as are not inconsistent with the Plan and applicable law;

(4)                                 To compute, certify and arrange for the payment of benefits to which any Participant or Beneficiary is entitled;

(5)                                 To process claims for benefits under the Plan by Participants or Beneficiaries;

(6)                                 To engage consultants and professionals to assist the Plan Administrator in carrying out its duties under this Plan; and

(7)                                 To develop and maintain such instruments as may be deemed necessary from time to time by the Plan Administrator to facilitate payment of benefits under the Plan.

(b)                                 Plan Administrator’s Authority.  The Plan Administrator may consult with officers, employees and directors of, and legal and financial advisers to, the Company and its Affiliates, but nevertheless the Plan Administrator shall have the full authority and discretion to act, and the Plan Administrator’s actions shall be final and conclusive on all parties.

(c)                                  Claims Procedure for Denial of Benefits.  A Participant or a Beneficiary (a “Claimant”) may file with the Plan Administrator a written claim for benefits. The Plan Administrator must render a decision on the claim within a reasonable period of time of the Claimant’s written claim for benefits, which shall be within 90 days of the Plan Administrator’s receipt of the initial claim.  The Plan Administrator must provide adequate notice in writing to the Claimant whose claim for benefits under the Plan the Plan Administrator has denied.  The Plan Administrator’s notice to the Claimant must set forth:

(1)                                 The specific reason for the denial;

(2)                                 Specific references to pertinent Plan provisions on which the Plan Administrator based its denial;

(3)                                 A description of any additional material and information needed for the Claimant to perfect his or her claim and an explanation of why the material or information is needed; and

(4)                                 A statement of the Claimant’s right to bring a civil action under Section 502(a) of ERISA following an adverse benefit determination on review.

(d)                                 Appeals Procedure for Denial of Benefits.  A Claimant whose application for benefits is denied, or who has received neither an affirmative reply nor a notice of denial within 90 days after filing his or her claim, may request a full and fair review of the decision denying the claim.  The request must be made in writing to the Plan Administrator within 60 days after receipt of the notice of denial or, if no notice of denial is issued, within 60 days after the expiration of 90 days from the filing of the claim.  In connection with the review, the Claimant:

(1)                                 Shall be provided, upon request and free of charge, with reasonable access to, and copies of, all documents, records and other information relevant to the Claimant’s claim; and

(2)                                 May submit issues, comments, documents, records and other information in writing to the Plan Administrator for review.

A decision on review by the Plan Administrator shall take into account all comments, documents, records and other information submitted by the Claimant relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination.  The decision of the Plan Administrator shall be made promptly and not later than 60 days after the receipt by the Plan Administrator of a request for review, unless special circumstances (such as the need to hold a hearing) require an extension of time for processing, in which case the Claimant will be so notified of the extension prior to the expiration of the initial 60 day period and the extension notice shall contain the reason(s) for the extension.  A decision shall be rendered as soon as possible, and not later than 120 days after the receipt of the request for review.  If an extension is required due to a failure by the Claimant to submit information necessary to decide a claim, the time period for completing the review shall be tolled from the date on which notification of the extension is sent until the date on which the Claimant responds to the request for additional information.

The decision shall be in writing and shall include specific reasons for the decision written in a manner calculated to be understood by the Claimant and specific reference to the pertinent provisions of the Plan on which the decision is based.  The decision shall also include a statement that the Claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to the Claimant’s claim, along with a statement of the Claimant’s right to bring a civil action under Section 502(a) of ERISA following an adverse benefit determination on review.

Notwithstanding any provision of the Plan to the contrary, a Claimant wishing to seek judicial review of an adverse benefit determination under the Plan, whether in whole or in part, must file any suit or legal action, including, without limitation, a civil action under Section 502(a) of ERISA, within 365 days of the date the final decision on the adverse benefit determination on review is issued or lose any rights to bring such an action.

(e)                                  Plan Administrator Authority with respect to Claims.  The Plan Administrator shall have discretionary authority to interpret and apply the provisions of the Plan with respect to, and to make any factual determination in connection with, any benefit claim or appeal of a benefit claim.

ARTICLE III
Eligibility and Participation

(a)                                 Eligibility.  The Plan Administrator, in its sole discretion, shall determine those employees of the Company or a Participating Affiliate eligible to participate in the Plan; provided, however, that in no event shall any employee be permitted to participate in the Plan unless he or she is anticipated to have total compensation for the year of at least $140,000 and holds the position of either “administrator” or the position of “director” or higher.

(b)                                 Participation.  An eligible employee shall not become a Participant until the first pay period commencing on or after the Effective Date, January 1 or July 1 next following an offer of participation in the Plan by the Plan Administrator.  The Participant shall file prior to that Effective Date, January 1 or July 1 any required elections pursuant to Articles IV, V and VII.

ARTICLE IV
Deferral Elections; Discretionary Contributions

(a)                                 Deferral Procedures.

(1)                                 Except as otherwise provided in this Article IV(a), any Participant may irrevocably elect to defer for any calendar year by December 31 of the preceding year a minimum of two percent and a maximum of 50 percent of his or her base salary and/or a minimum of two percent and a maximum of 100 percent of any bonus earned during such calendar year.  Deferral elections shall be in whole percentages or a stated dollar amount, not to exceed the minimum or maximum percentages as stated in this Article IV(a)(1).

At the time of the Participant’s deferral election, he or she shall also elect a time and form of payment in accordance with the provisions of Article VII with respect to the Plan Year’s deferral.

(2)                                 In the case of a deferral election following a Participant’s initial eligibility to participate in the Plan on a date other than January 1, an election to defer and an election with respect to the time and form of payment shall be delivered to the Plan Administrator not later than June 30 of the year of initial eligibility.  The election will become irrevocable as of July 1 of the year of initial eligibility and will be effective only with respect to base salary and bonus earned beginning with the first pay period commencing on or after that July 1.

(3)                                 In the case of the first deferral elections available under the Plan, the initial eligibility date shall be the Effective Date and elections to defer and elections with respect to the time and form of payment shall be delivered to the Plan Administrator not later than the day preceding the Effective Date.  Elections will become irrevocable as of the Effective Date and will be effective only with respect to base salary and bonus earned beginning with the first pay period commencing on or after the Effective Date.

(4)                                 A Participant must submit a new deferral election (including an election with respect to the time and form of payment) for each Plan Year.  If a Participant fails to submit the appropriate elections for any Plan Year, the Participant will be deemed to have elected not to defer under the Plan for the Plan Year to which such elections would apply.

(5)                                 Contributions pursuant to this Article IV(a) shall be credited to a Participant’s Deferred Compensation Account.

(6)                                 Any election by a Participant under this Article IV(a) shall be made in a manner prescribed by the Plan Administrator, and shall specify the amount of compensation to be deferred.  The Plan Administrator may establish an alternative deadline for making an election, may permit elections to be expressed as percentages of compensation or in whole dollar amounts and may modify any minimum or maximum limitations.

(b)                                 Matching Contributions.  The Company and each Participating Affiliate may, in its sole discretion, credit a Participant’s Matching Contribution Account with a discretionary Matching Contribution.

(c)                                  Irrevocability of Elections.  Notwithstanding the foregoing, an election described in this Article IV may be cancelled if the Plan Administrator determines that such cancellation should be permitted due to an Unforeseeable Emergency or due to a hardship distribution pursuant to Treas. Reg. § 1.401(k)-1(d)(3), all to the extent permitted under Treas. Reg. § 1.409A-3(j)(4)(viii).

ARTICLE V
Participant Accounts and Investment of Deferred Amounts

(a)                                 In General.  Any compensation deferred or Matching Contributions credited to a Participant’s Account (if any) pursuant to Article IV, and any distributions from the

Participant’s Account pursuant to Article VII, shall be recorded by the Plan Administrator in a bookkeeping account maintained in the name of the Participant.

A Participant shall not have any interest in or right to such Account at any time.

(b)                                 Subject to Claims.  The Plan constitutes an unsecured promise by the Company and Participating Affiliates (with respect to each of their employees) to pay benefits in the future.  Participants shall have the status of general unsecured creditors of the Company and the Affiliates.  The Plan is unfunded for Federal tax purposes and for purposes of Title I of ERISA.  All amounts credited to a Participant’s Account will remain the general assets of the Company and its Affiliates, as applicable, and shall remain subject to the claims of the creditors of the Company and its Affiliates, as applicable, until such amounts are distributed to the Participants.

(c)                                  Crediting of Earnings.

(1)                                 The Plan Administrator shall allow a Participant to make a hypothetical allocation of the amounts credited to his or her Account among investment options that the Plan Administrator shall make available from time to time.  The Plan Administrator shall establish and communicate to Participants procedures regarding investment allocations as are necessary.

(2)                                 A Participant’s Accounts shall reflect his or her investment elections and shall be further credited at least annually with all interest, dividends, capital gains or other distributions based on the investment options selected by the Participant, less expenses.

(d)                                 Valuation; Annual Statement.  The value of a Participant’s Account shall be determined by the Plan Administrator and the Plan Administrator may establish such accounting procedures as are necessary to account for the Participant’s interest in the Plan.  Each Account shall be valued as of the last day of each Plan Year or more frequently as determined by the Plan Administrator.  The Plan Administrator shall furnish each Participant with an annual statement of his or her Account.

(e)                                  Establishment of Trust.  The Company may, in its discretion, establish one or more trusts substantially in conformance with the terms of the model trust described in Revenue Procedure 92-64 or any successor guidance thereto to assist in meeting its obligations to Participants under this Plan.  Any such trust or trusts shall be established in a manner that permits the use of assets transferred to the trust and the earnings thereon to be used by the trustee to satisfy the liability of the Company and the Participating Affiliates in accordance with the Plan.

In all events, it is the intent of the Company and its Participating Affiliates that the Plan be treated as unfunded for tax purposes and for purposes of Title I of ERISA.

ARTICLE VI
Vesting

(a)                                 A Participant shall be at all times fully vested in his or her Deferred Compensation Account.  A Participant’s Matching Contribution Account shall be subject to a rolling three-year cliff vesting schedule with respect to the Matching Contributions for a Plan Year, with vesting occurring only if the Participant is employed on the last day of the third year.  The rolling three-year period shall begin on January 1 of the Plan Year for which the Matching Contribution is made (even if credited following the close of that Plan Year) and shall end on December 31 of the third such year.  Thus, and solely for purposes of illustration, a Matching Contribution, together with earnings thereon, made on March 1, 2020 for the 2019 Plan Year will become fully vested on December 31, 2021 provided the Participant has not experienced a Separation from Service or died prior to that date.

(b)                                 Notwithstanding Article VI(a), solely for Participants who make an initial deferral election with respect to the 2018 Plan Year prior to the Effective Date, any Matching Contribution for that year will be subject to a two-year cliff vesting schedule.

(c)                                  Notwithstanding Article VI(a) and (b), in the event a Participant dies while actively employed by the Company or its Affiliates, all Matching Contributions, together with earnings thereon, shall become immediately vested in full.

(d)                                 The Plan Administrator may establish such accounting procedures as are necessary to accurately reflect each Participant’s vested interest in contributions and earnings thereon that are credited to his or her Account.

ARTICLE VII
Distributions

(a)                                 Plan Benefits.  A Participant will be entitled to his or her vested Account as determined in accordance with this Article VII.  Distributions will be based on the value of the Account (or portion thereof subject to distribution) immediately prior to the distribution.

(b)                                 Payment on Separation from Service (other than Death).  In the event that a Participant experiences a Separation from Service other than as a result of death, all vested amounts that the Participant has elected to have distributed on a Separation from Service will be distributed (or distributions will commence) in the form provided pursuant to Article VII(f) below, as elected by the Participant.  Such distribution will be made (or commence) as soon as practicable following the Participant’s Separation from Service but no later than 60 days following the separation date; provided, however, that if the 60-day period begins in one taxable year and ends in another, payment will be made in the latter year.  If installment distributions are made, payment of each subsequent year’s installment may occur any time during the year, but generally will be made on the anniversary date of the first installment.

For purposes of this Article VII(b), a Participant’s vesting shall be determined as of the date of Separation from Service and any unvested amounts shall be irrevocably forfeited as of that date.

(c)                                  Payment on account of Death.

(1)                                 In the event that a Participant dies prior to the distribution of his or her Account, the entire remaining vested Account will be paid in a lump sum (even if the Participant had been receiving distributions in the form of installments) to the Participant’s Beneficiary as soon as practicable following the Participant’s death but in no event later than December 31 of the calendar year following the calendar year in which death occurs.

For purposes of this Article VII(c), a Participant’s vesting shall be determined as of the date of death and any unvested amounts shall be irrevocably forfeited as of that date.

(2)                                 A designation of beneficiary shall be made in a manner prescribed by and filed with the Plan Administrator, and may be changed at any time by filing a new form with the Plan Administrator.  If the Participant has designated no Beneficiary, or if no Beneficiary that he or she has designated survives, then the unpaid amount shall be paid to the Participant’s estate.  In the event of any dispute as to the entitlement of any Beneficiary, the Plan Administrator’s determination shall be final, and the Plan Administrator may withhold any payment until the dispute has been resolved.

(d)                                 In-Service Distribution (other than Unforeseeable Emergency).  A Participant can elect to receive an in-service distribution of amounts credited to his or her Account for a particular Plan Year by designating a year following the Plan Year for which any related Matching Contribution becomes fully vested.  (An election to receive an in-service distribution earlier than the Plan Year specified in the preceding sentence shall be treated as invalid.)  Thus, and solely for purposes of illustration, a Participant may elect to receive an in-service distribution of amounts credited to his or her Account for the 2019 Plan Year in 2022 (or any later year).  Distribution will be made in the form provided pursuant to Article VII(f) below, as elected by the Participant and any such distribution will be paid (or begin to be paid) as soon as practicable on or after January 1 (but on or prior to December 31) of the chosen year.  In the event that a Participant experiences a Separation from Service prior to the in-service distribution (or the commencement of the in-service distribution), distribution will instead be made in accordance with Article VII(b).

(e)                                  In-Service Distribution for Unforeseeable Emergency.  In the event of an Unforeseeable Emergency, the Plan Administrator may permit an early distribution in a lump sum of part or all of a Participant’s Deferred Compensation Account and up to 50% of his or her vested (determined as of the date of the request for distribution under this provision) Matching Contribution Account; provided, however, that such distribution shall be made only if the Plan Administrator, in its sole discretion, determines that the

Participant has experienced an Unforeseeable Emergency; and provided, further, that if such a distribution is made (and notwithstanding the provisions of Article IV), any deferral election for the Plan Year shall also be cancelled prospectively.  If an Unforeseeable Emergency is determined to exist, a distribution may not exceed the amount necessary to satisfy the emergency plus an amount necessary to pay taxes reasonably anticipated as a result of the distribution, after taking into account the extent to which the hardship is or may be relieved through reimbursement or compensation by insurance or otherwise or by liquidation of the Participant’s assets (to the extent the liquidation of such assets would not itself cause severe financial hardship) or by cessation of deferrals under the Plan.

(f)                                   Form of Benefit Payment.

(1)                                 The following forms of benefit are permitted under the Plan:

(A)                               Lump sum;

(B)                               Five annual installments; or

(C)                               10 annual installments.

Such election shall be made in accordance with a manner prescribed by the Plan Administrator.

(2)                                 In the event a Participant elects to receive all or a portion of his or her vested Account balance in installment payments, each such payment shall be equal to the balance to be distributed divided by the number of payment years remaining.

(3)                                 If the Participant fails to timely make an election as to the timing or form of benefit payment for any particular Plan Year, the Participant’s vested benefit for that year shall be paid in the form of a lump sum at Separation from Service.

(g)                                  Payment on Change in Control.  Upon a Participant’s initial eligibility for the Plan, a Participant may submit an irrevocable distribution election to receive his or her entire vested Account in one single lump sum upon a Change in Control, regardless of whether the Participant has incurred a Separation from Service or commenced in-service distributions.  In the event of a distribution pursuant to this Article VII(g), a Participant’s vesting shall be determined as of the date of the Change in Control and any unvested amounts shall be irrevocably forfeited as of that date.

If no election is made, a Change in Control will not, by itself, trigger a distribution.

(h)                                 Small Balance Cash-outs.

(1)                                 The Plan Administrator may, in its sole discretion, elect pursuant to Treas. Reg. § 1.409A-3(j)(4)(v) to cash out the Participant’s entire vested

Account balance so long as the amounts distributed are no greater than the applicable dollar amount under Code § 402(g)(1)(B).  Such limited cash out under this rule shall constitute the termination and liquidation of the entirety of the Participant’s interest under the Plan, including all agreements, methods, programs or other arrangements with respect to which deferrals of compensation are treated as having been deferred under a single nonqualified deferred compensation plan under Treas. Reg. § 1.409A-1(c)(2).

(2)                                 Notwithstanding the foregoing or any installment election made, if a Participant’s vested Account balance is less than $5,000.00 at the time of distribution, including at the time of any particular installment distribution, payment will be made in the form of a lump sum.

(i)                                     Redeferral Election.  A Participant will be permitted to elect to change the form or timing of the distribution of the balance of his or her Account to the extent permitted and in accordance with the requirements of Code § 409A, including the requirement that (1) a redeferral election may not take effect until at least 12 months after the election is filed with the Plan Administrator, (2) an election to change the form or further defer a distribution (other than a distribution upon death or an Unforeseeable Emergency) must result in the first distribution subject to the election being made at least five years after the previously elected date of distribution and (3) any redeferral election affecting a distribution at a fixed date must be filed with the Plan Administrator at least 12 months before the first scheduled payment under the previous fixed date distribution election.  Once an Account begins distribution, no such changes to distributions shall be permitted to the extent prohibited by Code § 409A and related regulations thereunder.

(j)                                    Status of Participant or Beneficiary.  Once a Participant’s entire interest has been liquidated and distributed to the Participant or his or her Beneficiary(ies), the Participant or Beneficiary(ies) shall have no further interest in and be entitled to no further amounts under the Plan.

(k)                                 Release and Setoff.  As a condition to receiving any payment of all or a portion of a Participant’s Matching Contribution Account, or the earnings portion of a Participant’s Deferral Contribution Account, under this Plan, the Participant must have executed, if requested by the Company, a release satisfactory to the Company and prior to the date payment commences of all claims in connection with his or her employment by the Company and any Affiliate through the date of execution.  If a release is requested and not executed and irrevocable prior to the date payment is scheduled to commence, the Participant shall forfeit his or right to the payment.

All payments under this Plan are subject to setoff and recoupment by the Company or an Affiliate for any amounts that a Participant may owe to the Company or an Affiliate, provided that the setoff and recoupment may not change the timing of any payment under this Plan.

(l)                                     Delay in Payment.  Payment hereunder may be delayed if the Company or a Participating Affiliate informs the Plan Administrator:  (1) that the Company or Participating Affiliate reasonably anticipates that the payment would not be deductible as a result of the application of Code § 162(m); (2) that the Company or the Participating Affiliate reasonably anticipates that the making of the payment will jeopardize its ability to continue in business as a going concern; or (3) that the Company or the Participating Affiliate reasonably anticipates that the payment will violate federal securities or other applicable laws.  Any payment that is delayed pursuant to this Article VII(l) shall be made as soon as possible on the date required under regulations issued under Code § 409A, including, without limitation, Treas. Reg. § 1.409A-2(b)(7) and Treas. Reg. § 1.409A-3(d).

(m)                             Delayed Payment to Specified Employees.  Any payment on account of a Participant’s Separation from Service (other than by reason of death) to a Participant who is a Specified Employee shall be delayed through the six-month anniversary following his or her Separation from Service.  Any amount delayed shall be paid immediately following the sixth month anniversary of the Participant’s Separation from Service.  This Article VII(m) shall be applied in accordance with Treas. Reg. § 1.409A-3(i)(2), including the last sentence of Treas. Reg. § 1.409A-3(i)(2)(i).

(n)                                 Accounting Procedures.  The Plan Administrator shall establish such accounting procedures as are necessary to implement the provisions of this Article.

ARTICLE VIII
Amendment

(a)                                 In General.  The Plan may be amended at any time, or from time to time, by the Compensation Committee of the Board on behalf of the Company and all Participating Affiliates.

(b)                                 Effect of Amendment.  No amendment shall affect the rights of any Participant with respect to any amounts credited to his or her Account prior to the amendment.

(c)                                  Plan Termination.  The Company reserves the right, on its behalf and on behalf of the Participating Affiliates, to terminate the Plan in whole or in part, in either of the following manners, except that no termination shall have any retroactive effect to reduce any amounts allocated to a Participant’s Account, and provided that the Plan’s termination complies with Code § 409A and related regulations thereunder:

(1)                                 The Company, in its sole discretion, may terminate the Plan and distribute all vested Accounts no earlier than 12 calendar months from the date of the Plan termination and no later than 24 calendar months from the date of the Plan termination; provided, however, that all other similar arrangements that are required to be aggregated with the Plan under Treas. Reg. § 1.409A-1(c)(2) (determined as if there were one service provider that had deferrals of compensation under every such arrangement) are also terminated by the Company and its Affiliates, no other such similar arrangements are adopted by the Company and its Affiliates within a three year period from the date of termination, and the termination and liquidation does not occur proximate to the downturn in the financial health of the Company and its Affiliates; or

(2)                                 The Company may decide, in its sole discretion, to terminate the Plan in the event of a corporate dissolution taxed under Code § 331, or with the approval of a bankruptcy court; provided, however, that vested Accounts are distributed to Participants and are included in Participants’ gross income in the latest of the following years (or, if earlier, the taxable year in which the amount is actually or constructively received):  (A) the calendar year in which the termination occurs; (B) the calendar year in which the amounts deferred are no longer subject to a substantial risk of forfeiture; or (C) the first calendar year in which payment is administratively practicable.

(d)                                 Plan Termination due to a Change in Control.  The Company may decide, in its discretion and on its behalf and on behalf of all Participating Affiliates, to terminate the Plan in the event of a Change in Control in accordance with Treas. Reg. § 1.409A-3(j)(4)(ix)(B) and distribute all vested Accounts no earlier than 30 days prior to, and no later than 12 months after, the effective date of the Change in Control; provided, however, that the Company and its Affiliates terminate all other similar arrangements that are required to be aggregated with the Plan under Treas. Reg. § 1.409A-1(c)(2) with respect to each Participant who experiences the Change in Control.  Any corporation or other business organization that is a successor to the Company by reason of a Change in Control shall have the right to become a party to the Plan by appropriate entity action.

ARTICLE IX
Miscellaneous

(a)                                 Payments to Minors and Incompetents.  If the Plan Administrator receives satisfactory evidence that a person who is entitled to receive any benefit under the Plan, at the time such benefit becomes available, is a minor or is physically unable or mentally incompetent to receive such benefit, and that another person or an institution is then maintaining or has custody of such person, and that no guardian or other representative of the estate of such person shall have been duly appointed, the Plan Administrator may authorize payment of the benefit otherwise payable to such person to such other person or institution.  In connection with such a payment, the Plan Administrator may request that a release be executed by the recipient to the effect that payment to the recipient shall be a valid and complete discharge for the payment of the benefit on behalf of the individual.

(b)                                 Plan Not a Contract of Employment.  The Plan shall not be deemed to constitute a contract between the Company or a Participating Affiliate and any Participant, or to be consideration for the employment of any Participant.  Nothing in the Plan shall give a Participant the right to be retained in the employ of the Company or any Affiliate and all Participants remain subject to discharge or discipline as employees to the same extent as if the Plan had not been adopted.

(c)                                  No Interest in Assets.  Nothing contained in the Plan shall be deemed to give any Participant any equity or other interest in the assets, business or affairs of the Company or any of its Affiliates.  No Participant in the Plan shall have a security interest in any assets of the Company or its Affiliates used to make contributions or pay benefits.

(d)                                 Recordkeeping.  Appropriate records shall be maintained for the Plan, subject to the supervision and control of the Plan Administrator.

(e)                                  Non-Alienation of Benefits.  No benefit under the Plan shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or charge, and any attempt to do so shall be void.  No benefit under the Plan shall in any manner be liable for or subject to the debts, contracts, liabilities, engagements or torts of any person.  If any person entitled to benefits under the Plan shall become bankrupt or shall attempt to anticipate, alienate, sell, transfer, assign, pledge, encumber or charge any benefit under the Plan, or if any attempt shall be made to subject any such benefit to the debts, contracts, liabilities, engagements or torts of the person entitled to any such benefit, except as specifically provided in the Plan, then such benefits shall cease and terminate at the discretion of the Plan Administrator.  The Plan Administrator may then hold or apply the same or any part thereof to or for the benefit of such person or any dependent or Beneficiary of such person in such manner and proportions as it shall deem proper.

(f)                                   State Law.  To the extent not preempted by ERISA, the laws of The Commonwealth of Massachusetts shall govern, control and determine all questions arising with respect to the Plan and the interpretation and validity of its provisions.  Wherever possible, each provision of this Plan shall be interpreted in such a manner as to be effective and valid under applicable law, but if any provision of this Plan shall be held unenforceable or invalid, the provision shall be ineffective only to the extent of such unenforceability or invalidity and the remainder of the provision and the remaining provisions of this Plan shall in that event continue to be binding and in full force and effect, unless the Company elects to completely invalidate this Plan and render this Plan unenforceable.

(g)                                  Tax Withholding.  The Participant or the Participant’s Beneficiary, as the case may be, shall be responsible for any federal, state, local, employment or other taxes imposed on any amount paid or the value of any benefit accrued pursuant to this Plan.  The Company and its Affiliates shall comply with the obligations imposed under the applicable withholdings laws with respect to any payment or benefit accrued under this Plan and shall be entitled to do any act or thing to effect compliance by the Participant or the Participant’s Beneficiary and the Company or an Affiliate with said laws, including withholding any amounts payable by the Company or an Affiliate to the Participant or the Participant’s Beneficiary, whether or not such amounts are payable pursuant to this Plan, and making demand upon the Participant or the Participant’s Beneficiary for such amounts as the Company or an Affiliate may reasonably estimate to be required by applicable withholding laws.

(h)                                 Compliance with Code § 409A.  Notwithstanding any provision of the Plan to the contrary, all provisions of the Plan will be interpreted and applied to comply with the requirements of Code § 409A and any regulations and applicable binding guidance so as to avoid adverse tax consequences. The provisions of this Plan shall be interpreted in a manner consistent with such intent.  In furtherance thereof, to the extent that any provision hereof would otherwise result in the Participant being subject to payment of tax, interest and tax penalty under Code § 409A, the Company and Participant agree to amend this Plan in a manner that brings this Plan into compliance with Code § 409A and preserves to the maximum extent possible the economic value of the relevant payment or benefit under this Plan to the Participant.  No provision of the Plan, however, is intended or shall be interpreted to create any right with respect to the tax treatment of the amounts paid or payable hereunder, and neither the Company nor its successors shall under any circumstances have any liability to a Participant or Beneficiary for any taxes, penalties or interest due on amounts paid or payable under the Plan, including taxes, penalties or interest imposed under Code § 409A.

If an amount is to be paid under the Plan in two or more installments, each installment shall be treated as a separate payment for purposes of Code § 409A.

Reference in this Plan to any particular provision in Code § 409A or the regulations thereunder shall refer to any successor thereto.

(i)                                     No Acceleration.  No payment under this Plan shall be accelerated except as otherwise provided pursuant to the terms of the Plan; provided, however, that a payment may be accelerated in the discretion of the Plan Administrator in accordance with Treas. Reg. § 1.409A-3(j)(4).

(j)                                    Liability Limited.  In administering the Plan, the Plan Administrator (or any member of a committee designated as Plan Administrator) shall be indemnified against all liability occasioned by any act or omission to act, provided that the Plan Administrator (or any member of a committee designated as Plan Administrator) acted (or omitted to act) in good faith.

The Plan Administrator, and the officers, directors and employees of the Company and its Affiliates, shall be entitled to rely conclusively on all tables, valuations, certificates, opinions and reports that shall be furnished by any actuary, accountant, trustee, insurance company, consultant, counsel or other expert who shall be employed or engaged by the Plan Administrator or the Company in good faith.

(k)                                 Number and Gender.  The singular shall include the plural, and the plural the singular, wherever the context so requires, and the masculine, the feminine and the neuter shall be mutually inclusive.

(l)                                     Headings.  All headings in this Plan are intended merely for convenience and shall in no way be deemed to modify or supplement the actual terms and provisions set forth hereunder.

(m)                             Protective Provisions.  Each Participant shall cooperate with the Plan Administrator by furnishing any and all information requested by the Plan Administrator in order to facilitate the payment of benefits hereunder.  If a Participant refuses so to cooperate or makes any material misstatement of information, then no benefit will be payable hereunder to the Participant or his or her Beneficiary.  Furthermore, in the Plan Administrator’s sole discretion, benefits paid to a Participant or his or her Beneficiary may be subject to setoff and recoupment by the Company or an Affiliate in an amount reasonably necessary, as determined by the Plan Administrator in its sole discretion, to compensate the Company or an Affiliate for any loss, cost, damage or expense suffered or incurred by the Company or an Affiliate as a result in any way of such action, misstatement or nondisclosure.

*   *   *   *   *

IN WITNESS WHEREOF, the Company has caused this Plan to be executed by its duly authorized officer on this 18th day of May, 2018.

FIVE STAR SENIOR LIVING INC., on its behalf and on behalf of the Participating Affiliates

By:	/s/ Bruce J. Mackey Jr.
Title:	President and Chief Executive Officer